EXHIBIT 99.1


FOR IMMEDIATE RELEASE


MEDIA CONTACT:                          SHAREHOLDER CONTACT:

Mary Ann Susco                          Marco Acosta
(212) 850-1382                          1-800-597-6068 (Option #1)
suscom@jwseligman.com                   acostam@jwseligman.com


              Seligman Quality Municipal Fund, Inc. Board Approves

                 Suspension of Monthly Dividends on Common Stock


New York, NY, January 4, 2007 -- Seligman Quality Municipal Fund, Inc. (NYSE:
SQF) (the "Fund") announced today that its Board of Directors has approved the suspension of payment of monthly dividends on the Fund's Common Stock. The suspension was approved following the Board's approval in December 2006 of a plan of complete liquidation and dissolution for the Fund. The Board of Directors has called a special meeting of stockholders to be held on February 15, 2007 to consider the proposal to liquidate the Fund. If the proposal is approved, a special dividend of tax-exempt income may be paid as part of the liquidation payments expected to be made to holders of the Fund's Common Stock, depending on whether sufficient tax-exempt income is available after provision for the expenses of the liquidation.

Seligman Quality Municipal Fund, Inc. is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864.

You should consider the investment objectives, risks, charges, and expenses of a fund carefully before investing. You can obtain the Fund's most recent annual, semi-annual and quarterly reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information are also available on the Securities and Exchange Commission's EDGAR Database.

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